July 15, 2021

Parker Boone DuPree
30 Old Maryland Chase
Atlanta, GA 30327

        Re:    Separation Agreement

Dear Boone:

    The following sets forth our Separation Agreement (“Agreement” or “Release”) concerning the terms of your separation from your position with Preferred Apartment Advisors (hereinafter “the Employer”). This Agreement will set forth the severance terms you and the Employer have agreed upon in consideration for the mutual promises and commitments set forth below. By signing this document, you agree to the following:

1.End of Employment –

A.I agree that my employment with the Employer will end 30 days following the partial sale of the Commercial Office Division of Preferred Apartment Communities, Inc. (the
“Company”). I understand that, as of right now, the close of the partial sale of the Commercial Office Division is estimated to be July 30, 2021 and thus, my anticipated last day of employment is anticipated to be August 30, 2021. The last day of employment shall be referred to herein as the “Separation Date”.

B.    Notwithstanding Paragraph 1(A), beginning on August 1, 2021 and through my Separation Date, I agree to perform any duties or services for the Employer or its clients as requested or required by the Employer. During this time, the Employer agrees to continue paying me my basic weekly salary and all other current benefits while I am employed up through my Separation Date.

C.    I understand and agree that I shall exercise good faith and best efforts in complying with the terms of this Agreement, including performing duties or services if requested pursuant to Paragraph 1(B), and acting in the best interest of the Employer while I am employed by the Employer and, if I fail to do so, the Employer has the absolute right to end my employment earlier than the above-referenced Separation Date and my wages shall only continue through the updated end date of my employment.

D.        I understand and agree that I am permitted to seek and secure employment outside of the Company prior to my Separation Date, but agree that my start state at any such other employment shall be after my Separation Date. I will immediately notify the Employer in writing if I secure other employment before my Separation Date. I understand that, depending on such other employment, the Employer has the right to end my employment earlier than the above-referenced Separation Date, but such earlier termination has no impact on the Separation Pay in Paragraph 2.

2.Separation Pay –

A.I understand and acknowledge that the Employer agrees to pay me $660,000.12 as a part of the end of my employment. (“Separation Pay”). I understand that the Separation Pay will be paid to me in installment payments of $12,692.31 over fifty-two (52) payroll periods following the Separation Date. I understand that this Separation Pay is subject to legally-required and voluntarily-authorized deductions and withholdings.

I understand and acknowledge that the Employer agrees to pay me the targeted 2021 cash bonus in the amount of $264,000. Bonuses for 2021 will be paid in January, 2022.

B.I agree that, other than the payments set forth in this agreement, no additional compensation or payment of any kind, including all wages, salaries, commissions, bonuses, holiday pay, allowances and any other benefits of any kind, is due to me now or in the future from the Employer or any other Releasee.

C.I agree and covenant that I will not reapply for employment with Employer. I further agree I will not seek to be assigned to or placed with Employer through any type of staffing agency and, if a staffing agency attempts to assign or place me with Employer, I shall decline the assignment/placement.

3.Continued Eligibility For Insurance - I understand and agree that, after August 31, 2021, I will be eligible for COBRA for medical, dental and vision. The company has agreed to pay six (6) months of COBRA premiums on my behalf from September 1, 2021 to February 28, 2022. I understand that I will be responsible for payment of any and all premiums due to continue my medical, dental and vision insurance under COBRA beginning March 1, 2022 and the Employer shall have no payment obligations regarding my COBRA premiums. Other than any COBRA benefits, I understand that, upon the end of my employment with the Employer, my eligibility to participate in any Employer benefits plans in which I have been enrolled will cease, except as may be covered specifically by the terms of such plans.

4.Job References Regarding My Employment With The Employer – I acknowledge that, if I seek a reference from the Employer, I will direct any such reference inquiry be made to Jackie Schindler. I acknowledge that the Company’s response to any such reference inquiry will be limited to my job position and the dates of my employment with the Company.

5.    Persons Released By This Agreement - I acknowledge that the term Releasees in this Agreement is defined to include the Employer and its parents (including Preferred Apartment Communities), subsidiaries, divisions and affiliated development partners and its and their current and former officers, directors, managers, employees, shareholders, members, partners, servants, agents, officials, insurers, in their official and individual capacities, together with their predecessors, successors and assigns (and their former officers, directors, managers, employees, shareholders, members, partners, servants, agents, officials, insurers and attorneys).

6.    Claims Released By This Agreement - I understand that the consideration provided to me is intended completely and forever to resolve and end any differences between the Releasees and me, including those arising out of my employment or the end of my employment with the Employer. I understand that, by executing his Agreement, I release any and all claims against the Releasees I have or may have (including any claim, statement of concern, charge, complaint, or cause of action of any type, whether known or unknown) based on any acts, omissions, transactions, or occurrences whatsoever from the date of the beginning of the world to the effective date of this Agreement, including all claims concerning or arising out of my employment or the end of my employment with the Employer, including those arising under or related to: (i) federal laws, including the Civil Rights Act of 1964, the Civil Rights Act of 1991, Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, and all other federal laws; (ii) state or local laws, in law or equity, including claims for contract or tort damages of any type; (iii) punitive damages, incentive or bonus pay, ownership interest distributions or payout, liquidated damages, special or consequential damages or lost benefits of any kind, including without limitation, pension, life insurance, vacation pay, disability insurance, sick pay, severance pay or medical insurance; and (iv) claims for attorney’s fees under any federal, state or local law.

Except to the extent previously disclosed by me in writing to the Employer, by signing this Agreement, I also represent and warrant that: (i) I have filed no lawsuits, administrative charges, or causes of action (whether in a state or federal court or in arbitration) of any kind against the Employer and, to the best of my knowledge, I possess no such claims (including Fair Labor Standards Act [“FLSA”] and worker’s compensation claims); (ii) I have received any and all compensation (including wages, salaries, commissions, overtime, bonuses, holiday pay, allowances and any other benefits of any kind), meal periods, and rest periods to which I may have been entitled, and I am not currently aware of any facts or circumstances constituting a violation by the Employer and/or the of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; (iii) I have not suffered any work-related injury or illness within the twelve (12) months preceding my execution of this Agreement, and I am not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Employer; and (iv) the amounts being offered and paid to me under this Agreement by the Employer are amounts to which I otherwise am not owed or entitled to receive, except for the payments due under Paragraph 1B.

7.    Review Of Agreement By Counsel - I acknowledge that the Employer advises me to consult with an attorney, an accountant or other persons of my choice prior to signing this Agreement. I acknowledge I have had sufficient time to consider whether or not to sign this Agreement and accept the termination benefits.

8.    Effective Date Of Agreement - I acknowledge that, upon my execution of this Agreement, it will be effective and binding upon me and is irrevocable. Notwithstanding this preceding sentence, I understand that I have the right to revoke the release of those claims that I may have that arise under the Age Discrimination in Employment Act (ADEA) at any time within seven (7) days of signing this Agreement.  The ADEA release in this Agreement will not become effective until the revocation period is over.  I acknowledge that revocation of the ADEA release must be made in writing to and received by Jeffrey Sprain at the Employer within seven (7) days after the execution of this Agreement. If I revoke the ADEA release, I agree that the remaining provisions of this Agreement, including all other non-ADEA release provisions, shall remain in full force and effect. I also agree that, if I revoke the ADEA release, the Employer’s responsibility for any payments due to me under Paragraph 2(A) of this Agreement shall be reduced to a total of $500.

9.    Payment Of Consideration - I understand and agree that the provision of the consideration to me by the Employer as set forth herein is expressly contingent upon my signing this Agreement and that the Employer has no obligation to provide such consideration to me until after my right to revoke this Agreement has expired. I further agree that, other than the amounts identified in this Agreement, the Employer has no obligation to pay me any other monies.

10.    Intentionally Deleted.

11.    Non-Disparagement - I covenant that I will not make comments to any other person that are critical and/or derogatory in nature about any Releasee or their operations, including comments made on the Internet whether through social websites such as Facebook, Twitter, LinkedIn, and Glassdoor, or otherwise. I acknowledge I will pay liquidated damages in the amount of 4 weeks of my regular compensation per breach of this paragraph. Nothing in this paragraph or this Agreement is intended to, nor shall it, prohibit the parties from providing testimony or information in any proceeding defined under 18 U.S.C. § 201, nor is it intended in any way to intimidate, coerce, deter, persuade, or compensate any party with respect to providing, withholding, or restricting any communication whatsoever to any federal, state or local investigator or otherwise to the extent prohibited under 18 U.S.C. §§ 201, 1503, 1512, or any other applicable state or federal law. I specifically understand that nothing in this section (or this Agreement) is intended, nor shall be construed, to: (i) prohibit me from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Employer’s business; (ii) interfere with, restrain, or prevent my communications regarding wages, hours, or other terms and conditions of employment; or (iii) prevent me from otherwise engaging in any legally protected activity.

12.    Employee Non-Solicitation – I agree that, for an additional period of two (2) years following the end of my employment with the Company for any reason, I shall not directly or indirectly, whether through me or through another person or entity: (i) solicit or attempt to solicit any individual who is a current employee of the Company to leave their employment with the Company or Preferred Apartment Communities; and (ii) solicit or attempt to solicit any independent contractor to cease working with the Company or Preferred Apartment Communities, provided, however, that this non-solicitation covenant is limited to employees or independent contractors of the Company: (i) with whom I interacted with in a business capacity in the last two years of my employment with the Company; and (ii) where the solicitation would be for work (either as an employee or independent contractor) in the United States. This non-solicitation does not apply to any former employee of the Company or Preferred Apartment Communities who had their employment severed as a result of the sale of a portion of the assets of the Commercial Office Division.

13.    Confidential Information -

A.I acknowledge and agree that, in the course of employment with the Employer, I had access to certain confidential information owned by and related to the Employer, in tangible or intangible form, including, but not limited to:

(i)    names, addresses (including physical and email) and telephone numbers of potential and actual clients;
(ii)business, marketing and sales strategies of the Employer; and
(iii)information relating to the Employer’s inventions or products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, employees, marketing, and production, future business plans, methods of business operation, pricing structures and procedures, product specifications, technical methods and procedures, office protocols and systems, computer software, programs and systems.

B.    The information encompassed in the above Section 13(A), as well as any information otherwise encompassed within the definition of confidential information in O.C.G.A § 13-8-51, is collectively referred to herein as “Confidential Information.”

C.    I agree and covenant that I will not, for so long as the information or material remains confidential following the end of my employment for any reason, disseminate, disclose, use, communicate, publish or otherwise divulge, directly or indirectly, on behalf of myself or others, any Confidential Information, except in the course of the performance of authorized duties on behalf of and for the benefit of the Employer, and only as necessary to perform such duties, or with the prior written consent of the Employer. I further agree to use the Confidential Information solely in furtherance of the business of the Employer and not to use any Confidential Information in connection with or furtherance of any other business activity and I agree to take reasonable precautions to safeguard and to maintain the confidentiality and secrecy and limit the use of Confidential Information. I further agree that I will not access any of the Employer’s Confidential Information, including over the Employer’s networks, servers or drives.

D.The term Confidential Information, as used herein, shall not include any data or information that has been voluntarily disclosed to the public (except where such public disclosure has been made by me or others without authorization) or that has been independently developed and disclosed by others by lawful means, or that otherwise enters the public domain through lawful means. Further, nothing in this paragraph or in this Agreement is intended, nor shall be construed, to (i) prohibit me from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Employer’s business, (ii) interfere with, restrain, or prevent my communications regarding wages, hours, or other terms and conditions of employment, or (iii) prevent me from otherwise engaging in any legally protected activity.

E.Notwithstanding anything else herein in this Paragraph 13, the Employer acknowledges that the Employee brought knowledge, know how, experience and foundation documents to the business and nothing herein is designed to prohibit Employee from continuing to use that pre-existing knowledge, know how, experience and foundation documents (but only so long as the Employee has not inserted Employer’s Confidential Information into the documents).

14.    Non-Solicitation of Clients - I agree and covenant that, for a period of two (2) years following the Separation Date, I shall not, directly or indirectly, whether through me or through another person or entity, solicit or attempt to solicit any Client (as defined in this paragraph) for the purpose of leasing office space that is competitive with the office space owned by the Company and available for lease. For purposes of this paragraph, a “Client” is defined as any current tenant of the Company’s commercial office buildings following the close of the partial sale of the Company’s Commercial Office Division, subject to adjustment from time to time upon the sale of any of the Company’s commercial office buildings, and with whom I had “material contact” on behalf of the Company. For the avoidance of doubt, “Client” does not include other corporate locations of current tenants in the Company’s commercial office portfolio which are not properties owned by the Company. The term “material contact” shall be construed in accordance with the definition of that term in O.C.G.A. § 13-8-51(10). If a Client initiates contact with me for the purpose of inquiring about leasing office space, I may respond to the inquiry and such response shall not be considered a solicitation for purposes of this paragraph.

15.    Non-Admission - I acknowledge that the terms of this Agreement do not constitute any admission of liability on the part of the Employer, by whom liability is expressly denied.

16.    Cooperation and Return of Property - I agree that I will, without additional compensation, cooperate with the Employer to transition my duties and responsibilities.  I specifically agree that this duty to cooperate includes the following relevant to any matter, project, initiative or effort with which I was involved or supposed to be involved while employed by the Employer: responding to inquiries from the Employer; being reasonably available to answer questions from the Employer’s officers, directors, or HR Department; and providing assistance in locating documents (electronic or otherwise).  I also agree that I will, without additional compensation, to the extent requested in writing by the Employer, cooperate in good faith with and assist the Employer in the pursuit or defense of any claim, administrative charge, or cause of action by or against the Employer as to which I, by virtue of my employment with the Employer, may have relevant knowledge or information, and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum, excluding any claim, charge or cause of action brought by the Employer against me.  I also covenant that I will return all property of the Employer in my possession or in the possession of my counsel, including, but not limited to, records, files, lists, drawings, documents, equipment, disks, charts, reports, video and audio tapes at or before my Separation Date and I further agree that the Separation Pay need not begin until after I fully comply with this return of property clause. This return of property excludes the IT equipment (laptop, two monitors, keyboard, and mouse) which the Employer has agreed to convey to Employee at the Separation Date. I acknowledge that a failure to comply with my cooperation obligation is a material breach of this Agreement.

17.    Choice of Law - This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of Georgia.

18.    Severability -    If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall be determined by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is determined to be invalid or unenforceable, shall not be affected thereby, and each determined provision of this Agreement shall be valid and enforced to the fullest extent permitted by law. The court of competent jurisdiction or arbitrator specifically is authorized to reform any invalid or unenforceable term or provision to the fullest extent permitted by law.

19.    Entire Agreement - This Agreement constitutes the sole and entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of every kind and nature between them as to the subject matter. Notwithstanding anything herein, I hereby acknowledge that this Agreement does not alter, change or otherwise supersede my April 20, 2016 Confidential Information and Restrictive Covenant Agreement (attached hereto as Exhibit 1) or any obligations I owe the Employer regarding intellectual property rights of the Employer or Preferred Apartment Communities. No amendment, modification, or termination of, or addition to, this Agreement shall be valid unless and until executed in writing by all the parties to this Agreement.

20.    Acknowledgements - I have carefully read this Agreement, and I understand that it includes known and unknown claims and has important legal consequences. My signature on this Agreement shows that I have decided, knowingly, voluntarily, and without coercion, to release all claims specified herein in return for the consideration stated above. I acknowledge and agree that, if I breach Paragraphs 10, 11, 12, 13, 14 or 15 of this Agreement, then any Separation Pay payments not yet distributed to me shall be reduced to a total amount of $500.00. Further, I acknowledge I will pay attorney’s fees and costs to the Employer in the event I breach this agreement and the Employer is a prevailing party in any suit to enforce this agreement or for breach of this agreement.

Acknowledgements on the next page

PREFERRED APARTMENT ADVISORS, LLC
By: PAC Carveout, LLC, its sole member
By: Preferred Apartment Communities Operating Partnership, L.P., the sole member of its Board of Managers
By: Preferred Apartment Communities, Inc., its sole general partner

By:/s/ Parker Boone DuPree                By: /s/ Joel T. Murphy__________________
(signature)                         (signature) President and CEO

Parker Boone DuPree____________                Joel T. Murphy
(print name)                            (print name)

________________________________            _______________________________
(date)                                 (date)